EXHIBIT 10.1
CONTRACT FOR THE PURCHASE
AND SALE OF REAL ESTATE
     This CONTRACT FOR THE PURCHASE AND SALE OF REAL ESTATE (this “Contract”) is executed between WEST PLANO LAND COMPANY, LP a Delaware limited partnership (“Seller”), and DIODES INCORPORATED, a Delaware corporation (“Purchaser”), to be effective (the “Effective Date”) when fully executed by Seller and Purchaser.
SECTION 1
AGREEMENT OF SALE AND PURCHASE
     1.01 In consideration of the covenants contained herein, and subject to the terms and conditions hereof, Seller agrees to sell to Purchaser and Purchaser agrees to purchase from Seller the real property being approximately 15.5 acres located in Plano, Collin County, Texas bounded on the east side by Communications Parkway and on the north side by Legacy Drive as depicted on Exhibit “A” attached hereto and incorporated herein, together with all improvements located thereon and all rights and appurtenances pertaining thereto, if any, including all rights, title, and interest of Seller in and to adjacent streets, alleys, and rights-of-way (all of the foregoing collectively referred to as the “Property”).
     1.02 Upon delivery of the Survey (as hereinafter defined), the metes and bounds legal description reflected on the Survey shall be substituted for Exhibit “A” for all purposes under this Contract.
SECTION 2
EARNEST MONEY
     2.01 On or before 5:00 p.m., Dallas, Texas, time on the third (3rd) business day after the Effective Date, Purchaser shall deliver wired funds to Republic Title Company of Texas, Inc., 2626 Howell Street, 10th Floor, Dallas, Texas 75204, Attention: C. Richard White [phone (214) 855-8868] (the “Title Company”) in the amount of One Hundred Thousand Dollars ($100,000.00) (the “Earnest Money”). The Title Company shall place the Earnest Money in an FDIC-insured, interest-bearing account in a financial institution approved by Seller (with the Title Company placing the Earnest Money in multiple accounts to the extent necessary for the Earnest Money to be fully insured). All interest earned on any portion of the Earnest Money held in escrow by the Title Company hereunder shall (a) be added to the principal of the Earnest Money then held in escrow; (b) constitute a part of the Earnest Money; and (c) be included within the meaning and definition of the term “Earnest Money” used herein. Interest earned on the Earnest Money shall, for income tax purposes, be deemed earned by Purchaser. Purchaser hereby represents and warrants that its federal taxpayer identification number is 95-2039518.
     2.02 Unless returned to Purchaser as hereinafter provided or paid to Seller as hereinafter provided, the Earnest Money shall be paid to Seller at Closing (hereinafter defined) as a credit against the Purchase Price (hereinafter defined).
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     2.03 Purchaser’s obligation to deliver the Earnest Money is a condition precedent to Seller’s obligations and Purchaser’s rights hereunder. If Purchaser fails to deposit the Earnest Money as required by Section 2.01 hereof, Seller may terminate this Contract immediately upon written notice to Purchaser (without any opportunity by Purchaser to cure); whereupon, except for the Surviving Obligations (hereinafter defined), neither party shall have any further rights, obligations, or remedies under this Contract. Seller’s right to terminate this Contract as provided in this Section 2.03 shall continue until the Earnest Money has been deposited and can only be waived by Seller in writing.
SECTION 3
PURCHASE PRICE
     The purchase price (the “Purchase Price”) for the Property shall be based on an amount equal to Seven and 50/100 Dollars ($7.50) per square foot of Net Land Area contained in the Property, being approximately Five Million Sixty-three Thousand Eight Hundred Fifty Dollars ($5,063,850.00), to be amended, however, as the Net Land Area is determined by the Survey (as hereinafter defined), and shall be payable to Seller, in cash, in accordance with the terms provided herein at the Closing (as hereinafter defined). The term “Net Land Area” means the gross land area of the Property less the land area, if any, included in (i) utility easements, drainage easements, ingress/egress easements or existing or proposed rights-of-way that materially and adversely affect the development or use of the Property for commercial office purposes (excepting any easements located within the landscape setback), (ii) the 100-year flood plain, and (iii) encroachments on the Property. Any area within the 100-year flood plain shall be as defined by the Federal Emergency Management Agency or other applicable governmental authority.
SECTION 4
TITLE COMMITMENT AND SURVEY
     4.01 Delivery of Title Commitment. Within fifteen (15) days after the Effective Date, Seller, at its sole cost and expense, shall cause to be delivered to Purchaser a current commitment for title insurance covering the Property issued by the Title Company, together with the best available copies of all items referred to therein as exceptions (collectively, the “Title Commitment”).
     4.02 Delivery of Survey. Within fifteen (15) days after the Effective Date, Seller, at Seller’s cost and expense, shall cause to be delivered to Purchaser the most current survey of the Property (the “Survey”) in Seller’s possession, prepared by a licensed surveyor or engineer (the “Surveyor”) and meeting the minimum standard detail requirements for ALTA/ACSM Land Title Surveys. The Survey shall (i) set forth a “metes and bounds” description of the Property, (ii) show all alleys, streets, roads, and rights-of-way within the boundaries of the Property, (iii) show any improvements that constitute an encroachment or protrusion affecting the Property, (iv) identify any portion of the Property lying within any 100-year flood plain, (v) identify all recorded easements that affect the Property, (vi) set forth the number of total square feet of the Property, and (vii) specify the gross land area and the Net Land Area of the Property. The Survey shall include a certification to the Title Company and Purchaser and shall be otherwise in
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a form acceptable to the Title Company to permit, at Purchaser’s sole cost and election, modification of the Survey exception to the Owner’s Policy of Title Insurance to be delivered to Purchaser to read “Shortages in Area” only.
SECTION 5
PURCHASER’S REVIEW OF TITLE COMMITMENT
AND SURVEY
     5.01 Purchaser’s Title Review Period. Purchaser shall have until 5:00 p.m., Dallas, Texas, time on the tenth (10th) day after Purchaser receives the last of the Title Commitment and the Survey (the “Title Review Period”) within which to review and make written objections (the “Objections”) to any matters shown or referred to in the Title Commitment or on the Survey. All matters shown in the Title Commitment or on the Survey with respect to which Purchaser does not make an Objection within the Title Review Period shall be deemed “Permitted Exceptions.”
     5.02 Seller’s Response; Purchaser’s Right to Terminate. Seller shall respond in writing (“Seller’s Response”) to any Objections within five (5) business days after receiving Purchaser’s Objections; provided however, Seller shall have no obligation to cure any Objections. If Seller’s Response is unsatisfactory to Purchaser for any reason, Purchaser, as its sole and exclusive remedy, may terminate this Contract by delivering written notice of termination to Seller within three (3) days after receiving Seller’s Response (the “Termination Period”); whereupon, the Earnest Money shall be returned to Purchaser, and, except for the Surviving Obligations (hereafter defined), neither party shall have any further rights, obligations, or remedies under this Contract. In the event that Purchaser elects not to terminate the Contract, any Objection which Seller has not agreed to cure, other than a Must-Cure Objection, shall be deemed to be a Permitted Exception. Notwithstanding the foregoing, Seller agrees at or prior to Closing to satisfy and cause to be released of record the following (“Must-Cure Objections”): (i) any mortgage, deed of trust or other security interest granted by Seller to secure a loan or other monetary obligation, and (ii) any mechanic’s, materialmen’s, tax, judgment or other lien entered against Seller that would survive Closing and thereafter be enforceable against the Property or Purchaser, as owner of the Property. In addition, Seller agrees to terminate the Haggard Lease (as hereinafter defined) as it relates to the Property on or before the Closing Date.
     5.03 Purchaser’s Failure to Terminate. If Purchaser fails to terminate this Contract within the Inspection Period (defined below) or the Termination Period:
          (a) Purchaser shall be deemed to have unconditionally waived all Objections to any matters shown in the Title Commitment or on the Survey that remain uncured upon expiration of the Termination Period except those Objections, if any, that Seller has agreed in writing to cure prior to Closing (including any Must-Cure Objections);
          (b) Permitted Exceptions shall also include any Objections which Purchaser has waived or is deemed to have waived or that Seller has cured to Purchaser’s reasonable satisfaction prior to Closing;
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          (c) Upon expiration of the Inspection Period, Purchaser shall have completed its Studies (hereinafter defined) and, except for matters Seller has cured or agreed in writing to cure prior to Closing, Purchaser shall be deemed to have unconditionally approved and accepted the condition of the Property, except as to matters which must be satisfied under the terms of Section 6.07 as a condition to Closing;
          (d) Upon expiration of the Inspection Period, Purchaser shall be deemed to have unconditionally waived any Necessary Approvals (as hereafter defined) which have not yet been obtained; and
          (e) Upon expiration of the Inspection Period, the Earnest Money shall become nonrefundable, except in the event of Seller’s default or a failure of any express condition precedent to Purchaser’s obligation to close.
SECTION 6
PURCHASER’S INSPECTION PERIOD; COVENANTS AND CONDITIONS
     6.01 Purchaser’s Inspection Period; Right to Terminate. Purchaser shall have the period (the “Inspection Period”) beginning on the Effective Date and ending on June 15, 2008 during which to inspect the Property and to seek to obtain the Necessary Approvals. In the event Purchaser determines the Property is unacceptable to Purchaser, or if Purchaser fails to obtain any of the Necessary Approvals, Purchaser has the right to terminate this Contract, in its sole discretion, by written notice delivered to Seller prior to the expiration of the Inspection Period, whereupon the Earnest Money shall be returned to Purchaser and, except for the Surviving Obligations, neither party shall have any further rights, obligations, or remedies under this Contract.
     6.02 Right to Inspect. During the Inspection Period and subject to Seller’s security requirements, Purchaser shall have the right to go onto the Property during normal business hours to conduct such physical, engineering, archeological, soils, subsidence, environmental, feasibility, and other tests and studies as Purchaser deems appropriate (collectively, the “Studies”), all at the sole cost and expense of Purchaser. Purchaser shall obtain the approval of Seller prior to performing any invasive tests on the Property, which approval shall not be unreasonably withheld. If this Contract fails to close, Purchaser shall restore the Property to substantially the same condition as existed prior to entry onto the Property, at the sole cost and expense of Purchaser. Purchaser shall release, hold harmless, defend, and indemnify Seller (and the directors, officers, employees, agents, and representatives of Seller, collectively) from and against any claim, suit, liability, damage, loss, cost, and expense (including the reasonable fees and expenses of attorneys selected by any of the indemnified parties) asserted against or incurred by such indemnified parties as a direct or indirect result of any act or omission of Purchaser or its employees, agents, contractors, or representatives in conducting the Studies, provided, however, the indemnity shall not extend to (i) protect Seller from any pre-existing liabilities for matters merely discovered by Purchaser (i.e., latent environmental contamination), except to the extent such liabilities are increased due to Purchaser’s actions or negligence or (ii) any liens, claims, causes of action, damages, liabilities or expenses that are attributable to the action or inaction of Seller or its agent or employees. The obligations of Purchaser to restore the Property and to hold harmless, defend, and indemnify Seller (or any other indemnified parties) contained in this Section 6 shall survive Closing or any termination of this Contract.
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     6.03 Necessary Approvals. During the Inspection Period, Purchaser shall seek to secure from the applicable governmental authorities all changes of zoning, special use permits, conditional use permits, approvals, consents, licenses and permits necessary for Purchaser’s development of the Property (collectively, the “Necessary Approvals”). Purchaser shall submit to the appropriate governmental authorities all applicable applications for the Necessary Approvals, together with any related supporting documentation, promptly following the Effective Date. Any Necessary Approvals which would be binding upon Seller in the event Purchaser does not close its acquisition of the Property shall be subject to the prior approval of Seller in its sole and absolute discretion.
     6.04 Delivery of Reports. Seller will deliver to Purchaser the following documents, if any, in Seller’s possession: (a) a copy of that certain Environmental FirstSearch Report prepared by Banks Information Solutions, Inc., Job 0710-02 dated July 10, 2006 (“Phase I”) covering the Property and certain additional property not covered by the Contract, which if provided by Seller, shall be for informational purposes only, and shall not be used in lieu of Purchaser’s further due diligence inspection of the Property during the Inspection Period, as defined in Section 6.01 hereof; (b) correspondence with governmental agencies regarding the environmental condition of the Property; if any, (c) copies of the ad valorem tax statements covering the Property for the three (3) year period prior to the Effective Date (or for the period of time that Seller has owned the Property, whichever is less); (d) copies of all geotechnical reports and soil compaction tests performed by or on behalf of Seller with regard to the Property, if any, which, if provided by Seller, shall be for informational purposes only, and shall not be used in lieu of Purchaser’s further due diligence inspection of the Property during the Inspection Period, as defined in Section 6.01 hereof; and (e) a copy of the recorded subdivision plat to which the Property is a part, if any. Purchaser acknowledges that Seller is not making any representations or warranties concerning the environmental condition of the Property or as to the accuracy, completeness, or conclusions contained in the Phase I or as to the accuracy, completeness or conclusions contained in any other report delivered by Seller to Purchaser under this Section 6.04. Additionally, if Purchaser and Seller have failed to close the sale and purchase of the Property, upon the Seller’s request, Purchaser will provide or cause its consultants to provide to Seller copies of all third party studies, reports and test results received by the Purchaser (collectively, “Reports”) and the consultants regarding the Property (without representation or warranty as to the accuracy, completeness, or conclusions contained in the Reports), without any additional charge to Seller, within three (3) business days from the date of termination of this Contract, and if Purchaser is entitled to a refund of the Earnest Money under the applicable termination, the delivery of such Reports to Seller shall be a condition precedent to the return of the Earnest Money to Purchaser.
     6.05 Required Insurance. Purchaser shall maintain (i) comprehensive general liability insurance, including blanket contractual liability insurance, on a per occurrence basis and in an amount of not less than $3,000,000.00 covering any personal injury and property damage arising in connection with the presence of the Purchaser, its employees, representatives, agents, contractors, any subcontractors, vendors or their respective employees, representatives or agents,
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(ii) comprehensive automobile liability insurance covering all owned, non-owned and hired vehicles, with limits of not less than $1,000,000.00 combined single limit for personal injury and property damage, and (iii) statutory worker’s compensation and employer’s liability coverage in amounts not less than $250,000.00, or qualified self-insurance, with sufficient evidence of such self-insurance as reasonably requested by Seller. Purchaser will deliver a certificate of insurance that names Seller and Purchaser as an additional insured thereunder related to the liability coverage as their respective interests may appear, verifying such coverage to Seller prior to entry upon the Property. All insurance will be provided by insurance companies reasonably acceptable to the Seller, authorized to do business in the State of Texas and rated not less than A-VII in Best’s Insurance Guide. Purchaser’s liability insurance will be a primary policy and not in excess or contributing with or secondary to any other insurance as may be available to Seller. Seller retains the right to request certificates of insurance from contractors, subcontractors and vendors of Purchaser prior to entering the Property to ensure compliance with this Contract. In the event Purchaser’s insurance is materially changed which may affect Seller’s interest or is going to be cancelled, Purchaser will provide Seller notice 30 days prior to any such change or cancellation. Purchaser’s indemnification set forth in the prior paragraph shall remain in full force and effect related to any and all activities of Purchaser and Purchaser’s employees, representatives, agents, subcontractors, vendors, guests and invitees. The obligations of Purchaser contained in this Section 6.05 shall survive Closing or any termination of this Contract.
     6.06 Seller’s Obligations Prior to Closing. From and after the Effective Date until Closing, Seller and/or Seller’s agents or representatives shall:
          (a) Notices. Provide to Purchaser, within a reasonable time following receipt thereof, any and all notices in any manner relating to the Property received by Seller or its agents or representatives from any governmental or quasi-governmental instrumentality.
          (b) New Contracts. Seller shall refrain from transferring the Property, or creating on the Property any easements; provided, however, that nothing herein shall preclude Seller from (i) placing new or additional financing on the Property secured by a Deed of Trust, Assignment of Leases and Rents, or other lien, provided that such liens may by their terms be removed by Seller at Closing, or (ii) entering into any easements or other documents required by any applicable governmental or quasi-governmental authority or provider of utility services.
     6.07 Haggard Lease. Seller has informed Purchaser that the Property is currently subject to a farming and grazing lease (the “Haggard Lease”). Seller covenants that neither the Haggard Lease nor a Memorandum thereof will be recorded and that Seller will terminate the Haggard Lease as it relates to the Property on or before the Closing Date. Seller will provide a copy of the Haggard Lease to Purchaser promptly following the Effective Date.
     6.08 Conditions to Purchaser’s Obligation to Close. The obligation of Purchaser to consummate the conveyance of the Property hereunder is subject to the full and complete satisfaction of each of the following conditions precedent:
          (a) The representations and warranties of Seller contained in this Contract shall be true, complete and accurate in all material respects, on and as of the date hereof and the Closing Date as if the same were made on and as of such date;
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          (b) Seller shall have performed each and every obligation and covenant of Seller to be performed hereunder; and
          (c) The Haggard Lease is terminated as it relates to the Property effective as of the Closing Date.
          Purchaser shall have the right to waive some or all of the foregoing conditions in its sole and absolute discretion; provided, however, that no such waiver shall be effective or binding on Purchaser unless it is in writing and executed by an authorized officer of Purchaser.
     6.09 Conditions to Seller’s Obligation to Close. The obligation of Seller to consummate the conveyance of the Property hereunder is subject to the full and complete satisfaction of each of the following conditions precedent:
          (a) The representations and warranties of Purchaser contained in this Contract shall be true, complete and accurate in all material respects, on and as of the date hereof and the Closing Date as if the same were made on and as of such date; and
          (b) Purchaser shall have performed each and every obligation and covenant of Purchaser to be performed hereunder.
          Seller shall have the right to waive some or all of the foregoing conditions in its sole and absolute discretion; provided, however, that no such waiver shall be effective or binding on Seller unless it is in writing and executed by an authorized officer of Seller.
SECTION 7
REPRESENTATIONS
     7.01 Representations of Seller. Seller makes the following representations to Purchaser which are true and correct as of the date Seller executes this Contract and which shall be true and correct at Closing:
          (a) To Seller’s Knowledge (hereafter defined), Seller has not received any notice, and has no actual knowledge, of any pending or threatened litigation or pending or threatened condemnation proceeding that affects the Property;
          (b) Except for the Haggard Lease, to Seller’s Knowledge, there are no parties in possession of any portion of the Property as lessees, tenants at sufferance or trespassers;
          (c) To Seller’s Knowledge, there are no mechanic’s liens or unrecorded liens against the Property for any activities attributable to Seller, its agents, or employees;
          (d) Seller is a Delaware limited partnership, validly existing and in good standing, with full power and authority to enter into this Contract, to consummate the sale and purchase of the Property, and to perform the covenants and agreements of Seller, all as contemplated or provided for by this Contract; and are empowered to bind Seller to this Contract;
          (e) Except as provided in this Contract, no joinder or consent of any other person or party is required in connection with the consummation of sale and Purchase of the Property under this Contract by Seller;
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          (f) The execution, delivery and performance of this Contract does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Articles of the partnership agreement of Seller, or any provision of any agreement, instrument, order, judgment or decree to which Seller is a party;
          (g) There is no claim, action, litigation, arbitration or other proceeding pending or, to the best of Seller’s knowledge, threatened against Seller which relates to the Property or the transactions contemplated hereby or which to the knowledge of Seller could result in the imposition of a lien against the Property or an action against Purchaser. If Seller receives notice of any such claim, litigation or proceeding prior to the Closing, Seller shall promptly notify Purchaser of the same in writing;
          (h) To Seller’s knowledge, Seller has not received any written notices from any federal, state, county or municipal agency or authority claiming a material violation or breach of any laws, ordinances, orders, regulations or guidelines affecting the Property, which breach or violation has not been cured by Seller; and
          (i) Seller is not a “foreign person” as that term is used in Section 1445(f)(3) of the United States Internal Revenue Code of 1986, as amended.
          With the sole exception of Sections 7.01(d), (e) and (f), all representations and warranties of Seller contained in this Contract, however described or characterized, including, but not limited to, Seller’s “knowledge” and Seller’s “actual knowledge” (“Seller’s Knowledge”) shall be representations and warranties based solely on the actual knowledge of Mark C. Allyn and David Reed (“Seller’s Representatives”). The “actual knowledge” of the foregoing individuals does not create any independent duty of inquiry by such individuals and does not include any knowledge imputed to them from any other person. None of Mark C. Allyn or David Reed shall have any personal liability to Purchaser under this Contract. The express representations and warranties of Seller made in this Contract shall survive Closing and not merge into any instrument or conveyance delivered at the Closing; provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of such representations and warranties shall be commenced, if at all, on or before the date which is twelve (12) months after the date of the Closing and, if not commenced on or before such date, thereafter such representations and warranties shall be void and of no force or effect, and provided further, (a) Purchaser shall seek only actual damages and not consequential, special, punitive or indirect damages as a result of any default by Seller, and (b) in no event shall Seller’s aggregate liability to Purchaser under this Contract for any and all breaches of a representation and warranty or any other obligation that survives Closing exceed an amount equal to Five Hundred Thousand and No/100 Dollars ($500,000.00).
     7.02 EXCEPT AS SPECIFICALLY PROVIDED IN THIS CONTRACT OR IN ANY DOCUMENT DELIVERED BY SELLER TO PURCHASER AT CLOSING:
          (a) Purchaser acknowledges and agrees that none of Seller or its agents or representatives has made any representations or warranties as to the Property or its environmental or physical condition.
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          (b) Purchaser acknowledges and agrees that EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS CONTRACT, SELLER HAS NOT MADE, DOES NOT MAKE, AND EXPRESSLY DISCLAIMS, ANY WARRANTIES, REPRESENTATIONS, COVENANTS, OR GUARANTEES, EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, AS TO THE MERCHANTABILITY, HABITABILITY, QUANTITY, QUALITY, OR ENVIRONMENTAL CONDITION OF THE PROPERTY (INCLUDING BUT NOT LIMITED TO THE PRESENCE OR ABSENCE OF ANY AND ALL HAZARDOUS MATERIALS) OR ITS SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY DURING THE INSPECTION PERIOD, OTHER THAN THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS CONTRACT, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS CONTRACT, MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION.
          (c) Purchaser acknowledges and agrees that as of Closing, Purchaser will have thoroughly investigated and thoroughly inspected the Property and will be familiar and satisfied with all aspects of the physical condition of the Property and will have made its own determination as to the merchantability, habitability, quantity, quality, and condition of the Property, including, without limitation, the possible presence of Hazardous Materials (as hereinafter defined) at, on, in, or under the Property and the Property’ suitability or fitness for any particular purpose or use.
          (d) Purchaser acknowledges and agrees that after Closing (except as to provisions of this Contract which expressly survive Closing), Purchaser will be deemed to have unconditionally accepted the Property in its condition on the Closing Date on an “AS IS”, “WHERE IS” and “WITH ALL FAULTS” basis (including any environmental conditions or matters) and acknowledges and agrees that without this unconditional acceptance, the sale of the Property would not be made and that Seller shall be under no obligation whatsoever to undertake any repair, alteration, remediation, or other work of any kind with respect to any portion of the Property.
          (e) Purchaser, and Purchaser’s successors and assigns, expressly and unconditionally release Seller and Seller’s affiliates, successors, and assigns from any and all responsibility, liability, obligations, and claims (whether known or unknown, apparent, non-apparent, or latent, and whether existing prior to, at, or after the Closing) that Purchaser and its successors and assigns may now or hereafter have against Seller and Seller’s affiliates, successors, and assigns based, in whole or in part, upon the presence of Hazardous Materials at, on, in, or under the Property, including, without limitation, any obligation to take the Property back or reduce the Purchase Price, and including any actions for contribution or indemnity.
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          (f) The term “Hazardous Materials” as used in this Section 7 means any substances (a) the presence of which requires reporting, investigations or remediation under any current federal, state, or local statute, regulation or ordinance or (b) which are currently defined as hazardous waste, hazardous substances, toxic substances, regulated substances, pollutants, or contaminants under any current federal, state, or local statute, regulation or ordinance.
THE PROVISIONS OF THIS SECTION 7.02 SHALL SURVIVE THE CLOSING.
     7.03 Purchaser acknowledges and agrees that the provisions of this Section 7 have been negotiated by the parties, have been reviewed by Purchaser and by an attorney selected by Purchaser and that Purchaser fully understands and accepts the provisions of this Section 7.
     7.04 Representations of Purchaser. Purchaser makes the following representations to Seller which are true and correct as of the date Purchaser executes this Contract and which shall be true and correct at the closing of this Contract:
          (a) Purchaser is a corporation with full power and authority to enter into this Contract and to consummate the sale and purchase of the Property, and to perform all covenants and agreements of Purchaser as contemplated by this Contract, and the party or parties executing this Contract on behalf of Purchaser have been duly authorized and are empowered to bind Purchaser to this Contract.
          (b) Except as provided in this Contract, no joinder or consent of any other person or party is required in connection with the consummation of sale and Purchase of the Property under this Contract by Purchaser.
          (c) The execution, delivery and performance of this Contract does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the articles of incorporation, bylaws, certificate of authority (if Purchaser is a foreign corporation) of Purchaser, or any provision of any agreement, instrument, order, judgment or decree to which Purchaser is a party.
          (d) Neither Purchaser nor, to Purchaser’s knowledge, any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.
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SECTION 8
CLOSING
     8.01 Closing. If neither party has terminated this Contract as permitted herein, the closing of this Contract (the “Closing”) shall occur at the office of the Title Company, or such other place as may be agreed to by Seller and Purchaser, on the date which is fifteen (15) days after the expiration of the Inspection Period (the “Closing Date”). At or prior to 2:00 p.m., Dallas, Texas time, on the Closing Date, Purchaser shall deposit or cause to be deposited with the Title Company sums sufficient to pay the Purchase Price (net of all prorations, adjustments and credits to be made hereunder). Provided all conditions precedent to Purchaser’s obligation to close have been satisfied or waived, Purchaser shall cause the Purchase Price to be paid to Seller prior to 3:00 p.m. Dallas, Texas time as follows:
          (a) Purchaser shall cause the Title Company to pay Seller the Earnest Money being held by the Title Company, by federal wire transfer in immediately available funds to any bank account(s) as Seller shall designate, and the amount of such payment shall be credited against the Purchase Price.
          (b) Purchaser shall cause the Title Company to pay Seller the remaining balance of the Purchase Price, after crediting the amounts set forth in this Section 8 received by Seller and subject to the prorations, adjustments and credits to be made hereunder, by federal wire transfer in immediately available funds to such bank account(s) as Seller may designate.
          (c) Purchaser and Seller shall each have the right, on or prior to the Closing Date, to deposit into escrow with the Title Company all closing documents and other items required to fully and completely consummate Closing pursuant to this Contract, in which event either party exercising such right shall not be required to attend Closing in person, and such failure to attend Closing shall not constitute a default hereunder. Purchaser and Seller shall endeavor in good faith to compile and calculate all required prorations and adjustments, and to prepare (or cause the Title Company to prepare) a settlement statement acceptable to both Purchaser and Seller detailing all items and costs of Closing, no later than three (3) business days prior to the Closing Date.
          (d) Purchaser represents to Seller that it has received approval of the development incentives from the City Council of the City of Plano as described in the acceptance letter from Purchaser to the City of Plano dated April 9, 2008 (the “Approval”) for its intended development upon the Property, subject to satisfaction of the conditions (the “Approval Conditions”) specified in the Approval. Purchaser agrees to provide seller with a copy of the Approval within three (3) business days of the Effective Date of this Contract and diligently pursue satisfaction of all of the Approval Conditions. Seller will cooperate and provide reasonable assistance to Purchaser in satisfying the Approval Conditions, including, without limitation, if requested by Purchaser, attendance and support of Purchaser at all meetings and hearings before the City Council of the City of Plano relating to the Approval or the proposed development of the Property. Notwithstanding any provisions to the contrary herein, if Purchaser has not obtained written confirmation from the City of Plano that all of the Approval Conditions have been satisfied and the development incentives have been finally approved (the “Final Approval”) prior to the scheduled Closing Date, then Purchaser may elect, at its sole discretion, by written notice to Seller
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given at least three (3) business days prior to the Closing Date to either (i) waive obtaining the Final Approval as a condition to Closing, or (ii) extend the Closing Date to the earlier of (x) three (3) business days following receipt of written confirmation from the City Council of the City of Plano that the Approval Conditions have been satisfied and Final Approval of the development incentives accepted by Purchaser in the Approval has been given or (y) thirty (30) days following the originally schedule Closing Date (the “Outside Closing Date”) As part of its written notice of extension, Purchaser will provide Seller with reasonable evidence that Purchaser has timely provided all items and otherwise complied with the Approval Conditions together with a listing of any outstanding items and the time frames within which such items are to expected to be obtained. In the event that Final Approval has not been given on or before thirty (30) days from the originally scheduled Closing Date then Purchaser may elect by giving written notice to Seller on or before the Outside Closing Date, at its sole discretion, to either (i) waive obtaining the Final Approval as a condition to Closing or (ii) terminate this Contract by delivery of a written termination notice to Seller on or before the Closing Date, in which event the Earnest Money shall be immediately returned to Purchaser free of claims by Seller. The Final Approval described in this Section 8.01(d) is for Purchaser’s benefit and can only be waived by Purchaser.
     8.02 Seller’s Obligations at Closing. At Closing, Seller shall deliver or cause to be delivered to the Title Company prior to 2:00 p.m. Dallas, Texas time on the Closing Date, and shall cause to be released to Purchaser prior to 3:00 p.m. Dallas, Texas time on the Closing Date, all at Seller’s sole cost and expense:
          (a) A special warranty deed (the “Deed”) in the form shown in Exhibit “B”, attached hereto and incorporated herein, duly executed and acknowledged by Seller in recordable form conveying to Purchaser good and indefeasible fee simple title to the Property, subject only to the Permitted Exceptions;
          (b) The Memorandum of Right of First Offer and Right of First Refusal as provided in Section 11.06(i) below;
          (c) An Owner’s Policy of Title Insurance insuring good and indefeasible fee simple title in Purchaser in the full amount of the Purchase Price and subject only to the Permitted Exceptions (said policy to be delivered by the Title Company in due course following the closing);
          (d) A termination letter executed by Seller relating to the termination of the Haggard Lease as it relates to the Property;
          (e) A non-foreign affidavit pursuant to Section 1445 of the Code stating that Seller is not a foreign entity and such other information as may be required by Section 1445 of the Code;
          (f) A Secretary’s Certificate or other officer’s certificate from Seller evidencing the status and capacity of Seller and the authority of the person executing the various documents on behalf of Seller in connection with the sale and purchase of the Property satisfactory to the Title Company;
          (g) An Estoppel from the Legacy Association in the form attached as Exhibit “C” and incorporated herein;
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          (h) An “owner’s affidavit”, in form reasonably acceptable to the Title Company and sufficient for the Title Company to delete any exceptions for (a) mechanics’ or materialmen’s liens arising from work at the Property which is the responsibility of Seller hereunder, (b) parties in possession, other than tenants as tenants only, and (c) matters not shown in the public records;
          (i) A settlement statement (the “Settlement Statement”), prepared by the Title Company;
          (j) The Memorandum of Repurchase Option as provided in Section 11.05(h) below; and
          (k) Such other documents as are reasonably requested by the Title Company or Purchaser (such request by Purchaser to be made at least five (5) days prior to Closing) to close the sale and purchase of the Property.
          8.03 Purchaser’s Obligations at Closing. At Closing, Purchaser shall deliver to Seller, at Purchaser’s sole cost and expense:
          (a) The full amount of the Purchase Price in wired funds (subject to prorations and a credit for the Earnest Money);
          (b) A Secretary’s Certificate or authorizing resolutions certified by an officer of Purchaser evidencing the status and capacity of Purchaser and the authority of the person executing the various documents on behalf of Purchaser in connection with the sale and purchase of the Property;
          (c) The Memorandum of Repurchase Option;
          (d) The Memorandum of Right of First Offer and Right of First Refusal; and
          (e) Such other documents as are reasonably requested by the Title Company or Seller (such request by Seller to be made at least five (5) days prior to Closing) to close the transaction.
     8.04 Prorations.
          (a) Ad valorem taxes shall be prorated as of Closing. If the ad valorem taxes for the year of Closing have not been determined as of Closing, the proration shall be based on the ad valorem taxes for the preceding tax year and the assessed value of the current year, provided if the assessed value for the current year has not been determined then ad valorem taxes shall be estimated based upon ad valorem taxes for the immediately preceding calendar year. No adjustment or proration will be made for any increase in the market value of the Property made by any applicable taxing authority as a result of this transaction, all such adjustments being the responsibility of Purchaser. This determination will be deemed to be final and no further adjustments will be required. If the Property has been designated or valued as agricultural, open space or other special category such that their sale or change of use would trigger the imposition of any “rollback” or “catch up” tax,
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Seller shall be responsible for any such taxes and interest thereon for periods prior to Closing. Seller shall pay to or credit Purchaser at Closing the amount of “rollback” taxes, including, without limitation, interest and penalties for all periods prior to the date of Closing, which Seller and Purchaser reasonably determine as of the Closing would have been due and payable as if the change of usage of the Property was made as of the date of Closing and thereafter, Purchaser shall be responsible for paying such “rollback taxes” when they become due and payable. This determination will be deemed to be final and no further adjustments will be required. Notwithstanding the foregoing, provided that Seller has made an agricultural use exemption through the Closing Date, prorations for the tax year in which the Closing Date occurs shall be calculated based on ad valorem taxes assessed as if the agricultural use exemption had remained in place throughout the such tax year. Assessments related to the Legacy Association will additionally be prorated as of the Closing, will be deemed to be final and no further adjustments will be required. The obligations of the parties in this Section 8.04 shall survive the Closing of this Contract.
          (b) In the event that the Purchaser elects to maintain the agricultural use exemption for a period of time after Closing, Seller’s obligation to pay any “roll back” taxes with respect thereto shall not exceed the amount that would have been due had the “roll back” taxes been calculated based upon a change in use or ownership as of the Closing Date.
     8.05 Other Closing Costs. Purchaser shall pay all recording costs and all costs, if any, associated with Purchaser’s financing of all or any portion of the Purchase Price. Seller shall pay for the cost of the Survey, and Purchaser shall pay for any updates to the Survey. Seller shall pay for the cost of the basic title premium for the Title Policy (excluding the costs of any modification of the survey exception or other endorsements, which shall be paid by Purchaser), and all fees associated with the removal of the Must-Cure Objections. Seller shall also pay the commission in accordance with the provisions of Section 11.01 at the Closing. Each party will pay one-half (1/2) of any escrow fee charged by Title Company. Each party shall also pay its own attorneys’ fees and other costs and expenses of negotiating and consummating this Contract. Any other costs or expenses incident to this transaction and the closing thereof not expressly provided for above shall be allocated between and paid by the parties in accordance with custom and practice in Plano, Collin County, Texas.
     8.06 Possession. At Closing, upon the satisfaction of all conditions precedent to Seller’s obligation to close, Seller shall deliver possession of the Property to Purchaser, subject only to the Permitted Exceptions.
SECTION 9
EXCLUSIVE REMEDIES OF PURCHASER
     If any of Seller’s representations is inaccurate as of Closing, or if Seller fails to perform any of its obligations hereunder (except Seller’s failure after Closing to perform its Surviving Obligations) and such inaccuracy or failure is not cured within seven (7) business days after Seller receives Purchaser’s notice in writing of such inaccuracy or failure, Purchaser’s sole and exclusive remedies shall be either to: (a) terminate this Contract; whereupon, the Earnest Money shall immediately be returned to Purchaser, and, except for the Surviving Obligations, neither party shall have any further rights, obligations, or remedies under this Contract; or (b) file a lawsuit against Seller in Collin County, Texas, to enforce specific performance of this Contract
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(which suit must be filed within two (2) years and one day after the scheduled date of Closing as set forth in Section 8.01 hereof; otherwise, Purchaser shall be deemed to have unconditionally waived its right to sue for specific performance). Except for Seller’s failure after Closing to perform any of its Surviving Obligations, Purchaser unconditionally waives its right to pursue any other remedies against Seller including, but not limited to, actual, consequential, special, incidental, and punitive damages.
SECTION 10
EXCLUSIVE REMEDY OF SELLER
     If any of Purchaser’s representations is inaccurate as of the Closing, or if Purchaser fails to perform any of its obligations hereunder (except Purchaser’s failure after Closing to perform its Surviving Obligations) and such failure is not cured within seven (7) business days after Seller notifies Purchaser thereof in writing, Seller’s sole and exclusive remedy shall be to terminate this Contract and receive the Earnest Money as liquidated damages (the foregoing notice and cure period does not, however, apply to the failure by Purchaser to deposit the Earnest Money as provided in this Contract). Purchaser acknowledges that payment of the Earnest Money to Seller pursuant to this Section 10 does not constitute a penalty. Purchaser further acknowledges that the actual damages suffered by Seller for Purchaser’s breach are incapable of exact calculation and that the Earnest Money represents a sum that is a reasonable estimate of what Seller’s actual damages might be. Except for Purchaser’s failure after Closing to perform any of its Surviving Obligations, Seller unconditionally waives it right to pursue other remedies against Purchaser including, but not limited to, actual, consequential, special, incidental, and punitive damages. Upon termination of this Contract pursuant to this Section 10, the Earnest Money shall be paid to Seller, and except for the Surviving Obligations, neither party shall have any further rights, obligations, or remedies under this Contract.
SECTION 11
ADDITIONAL PROVISIONS
11.01 Brokers and Commissions. Seller and Purchaser acknowledge and agree that the only brokers that have been involved with the origination and negotiation of this Contract are CB Richard Ellis, Inc. (“CBRE”), as the broker for Seller, and Jan’s Realty, Inc. (“Jan’s”), as broker for the Purchaser (CBRE and Jan’s are collectively the “Broker”). If, as, and when this Contract closes, but not otherwise, Seller agrees to pay a real estate sales commission equal to (i) six percent (6%) of the first one million dollars ($1,000,000.00); plus (ii) three percent (3%) of the Purchase Price in excess of one million dollars, to be divided equally between CBRE and Jan’s at Closing. If this Contract fails to close for any reason, including a breach by either party, Seller shall have no obligation to pay Broker any commission or any other costs, expenses, fees, or compensation of any kind. Seller and Purchaser agree to hold harmless, defend, and indemnify each other from any claim, suit, liability, losses, costs, and expenses (including reasonable attorneys’ fees and court costs) resulting from any claim for any fee, commission, finder’s fee or other consideration from any broker, agent, finder, or salesman based on an alleged agreement with the indemnifying party (or others acting on its behalf). If Broker’s signature appears on this Contract, it will be for the sole purpose of acknowledging the terms and conditions upon which Broker is entitled to a commission pursuant to this Section 11.01 (which terms and conditions supersede and replace all prior
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understandings and agreements between Seller and Broker with regard to the Property). Broker is not otherwise a party to this Contract, and with the exception of an amendment to this Section 11.01 that directly affects Broker’s rights, this Contract may be amended or terminated without notice to or the consent of Broker. The absence of Broker’s signature shall not in any way affect the validity of this Contract. The obligations of the parties contained in this Section 11.01 shall survive the closing or any termination of this Contract.
     11.02 Non-Assignability. Except as otherwise specifically provided herein, this Contract may not be assigned by Purchaser without the prior written consent of Seller, which may be withheld in Seller’s sole discretion. Notwithstanding the foregoing, however, Purchaser may assign its interest under this Contract upon five (5) days written notice to Seller prior to Closing to an affiliate, subsidiary or parent company without Seller’s consent so long as (a) such assignee is, directly or indirectly, managed and/or controlled by Purchaser or is an affiliate which is owned by Purchaser or its ultimate parent and which is controlled by Purchaser or its ultimate parent; and (b) Purchaser provides Seller with the name and, if requested by Seller, copies of the organizational documents for such assignee as filed with the applicable Secretary of State or other governmental authority and provides Seller with any other information that Seller may reasonably request with respect to the proposed assignee at least three (3) business days in advance of the Closing Date. Purchaser shall in no event be released from any of its obligations or liabilities hereunder as a result of any assignment. The obligations of Purchaser under this Section 11.02 shall survive the Closing and shall not be merged therein. Whenever reference is made in this Contract to Seller or Purchaser, such reference shall include the successors and assigns of such party under this Contract.
     11.03 Deed Restriction. The Property is being conveyed to Purchaser by Seller for the purposes of construction and operation of an office headquarters building for Purchaser and to be substantially occupied by Purchaser or its successor and its employees and certain ancillary uses associated with such office headquarters use as described in the Deed Restriction (as hereafter defined), and at Closing the Purchaser and Seller will execute and record the Deed which shall create a deed restriction (the “Deed Restriction”) covering the Property and containing the following covenant, in which Seller will be referred to as “Grantor” and Purchaser as “Grantee”: “Grantee will construct, occupy and operate improvements on the Property for use as an office headquarters and ancillary uses associated with such office headquarters use that primarily serve and benefit the occupants in the improvements on the Property (e.g. tenant employee cafeteria, deli, gift shop, lobby banking, etc.). Without limiting the foregoing, it is specifically agreed that the Property may not be used for (i) commercial office building development (as hereafter defined) other than as specifically provided in this Section 11.03, (ii) any retail intended to serve and benefit the general public, or motor or drive-through banking, (iii) restaurant (intended to primarily serve and benefit the general public outside of the occupants of the improvements on the Property), (iv) hotel, (v) town home and multi-family residential development, (vi) free-standing restaurant and/or retail pads, and (vii) medical office condominiums. For purposes hereof, “commercial office building development” shall mean any building or combination of buildings and other amenities which is used for office purposes other than an office headquarters for Purchaser and no more than twenty percent (20%) shall of the leasable area be leased to unrelated third parties not affiliated with Purchaser. Further, any office headquarters building constructed on the Property must otherwise be incompliance with the
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Declarations applicable to the Property (and thus shall be subject to approval by the Legacy Association’s Design Review Board) and must be designed and constructed with an exterior appearance at least comparable to first class office buildings on other properties in the vicinity of the Property. These restrictions will be binding upon, and will be a covenant running with the land as to the Property and will remain in effect until the earlier of (a) recordation in the real property records of Collin County, Texas of a written release of this covenant executed by Grantor and Grantee, or (b) fifteen (15) years after the date of the deed; provided, however, notwithstanding the foregoing, the restriction prohibiting commercial office building development other than as an office headquarters of Purchaser and leasing to unaffiliated third parties will remain in effect only until the earlier of (i) recordation in the real property records of Collin County, Texas of a written release of such commercial office building development restriction, or (ii) ten (10) years after the date of the deed.
     11.04 Declaration.
          (a) Purchaser understands and acknowledges that the Property is or is intended to be burdened by, among other things (a) a certain Declaration of Covenants, Conditions, and Restrictions and Association Declarations recorded under County Clerk # 20060920001358220, Real Property Records of Collin County, Texas (the “Declaration”), (b) Association Declaration recorded under County Clerk # 200609200001358270, Real Property Records of Collin County, Texas (the “Association Declaration”), and (c) restrictive covenants contained in the Special Warranty Deed to Seller recorded under County Clerk # 200609200001358250, Real Property Records of Collin County, Texas, and that all such restrictions and covenants will affect Purchaser’s development of the Property. A copy of the Declaration, the Association Declaration and such Special Warranty Deed shall be provided to Purchaser within two (2) business days after the Effective Date hereof. In that regard, Purchaser has been advised and acknowledges that the Declaration and the Association Declaration provide, among other things, that: (i) owners of property within the area covered by the Declaration will be members of a property owners’ association known as the Legacy Association (the “Association”), and liable for the payment of general and special assessments; and (ii) prior to the commencement of construction on the Property by Purchaser, the proposed plans for construction must be reviewed and approved by Seller and the Association’s design review board (the “DRB”).
          (b) Prior to the commencement of any development on the Property, Purchaser shall prepare a preliminary plan for development of the Property (collectively, the “Development Plans”), which shall address planned infrastructure, grading, and drainage and schematic plans for any buildings, walls, or other vertical structures to be constructed by Purchaser on the Property (including typical detail such as site plan, exterior elevations, color palettes, roofing shapes and materials, and external finish specifications; but not including interior spaces and interior utility and other service information). The Development Plans will reflect application of the Declaration and all existing design guidelines promulgated pursuant thereto to the improvements which will be built by or on behalf of Purchaser, it being acknowledged by Purchaser, however, that the Declaration is, by its nature, general in scope and that all aspects of the Development Plans are subject to Seller’s review and approval as herein provided, whether or not specifically addressed in the Declaration. The review and approval of the Development Plans by Seller as provided herein is in addition to, and not in lieu of, approval by the DRB of the matters over which such body has approval rights
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pursuant to the Declaration, but Seller shall use commercially reasonable efforts to obtain approval of Purchaser’s Development Plans by the DRB within thirty (30) days after Purchaser submits same. In addition, it is understood and agreed that Purchaser may submit its Development Plans to the DRB and Seller at the same time and in such case, Seller agrees to review Purchaser’s Development Plans concurrently with the DRB’s review of the Development Plans.
          (c) Purchaser and Seller will negotiate in good faith to reach mutual agreement on an acceptable level of specificity and/or finality for the Development Plans prior to commencement of construction of the improvements (the period commencing on the date hereof and ending on such date being herein referred to as the “Plan Approval Period”).
          (d) After preparation of the Development Plans by Purchaser and approval thereof by Seller and the DRB, it shall be Purchaser’s sole responsibility to obtain any necessary governmental permits and approvals, including, but not limited to, the approval and filing of preliminary and final plats, as may be required to permit Purchaser to proceed with its contemplated development. Any changes in the approved Development Plans to accommodate any governmental requirements shall be subject to Seller’s written approval as contemplated in the Declaration, such approval not to be unreasonably withheld or delayed.
          (e) Purchaser acknowledges that the name “Legacy” is a registered trademark owned by EDS Information Services L.L.C. (“EDS”). In the event Purchaser desires to use the name “Legacy” or any derivation thereof in connection with the Property, Purchaser may do so only pursuant to a Trademark License Agreement in form and substance satisfactory to EDS. If Purchaser desires to use the name “Legacy”, Purchaser should make request therefore to EDS, giving full particulars of the desired use, as soon as reasonably practicable to permit EDS the opportunity to evaluate the proposed use. Purchaser acknowledges that EDS is under no obligation to license the name “Legacy” to Purchaser or any other party.
          (f) The provisions of this Section 11.04 shall survive the Closing and shall be referred to in the Deed.
     11.05 Right of Repurchase.
          (a) The Property is being conveyed to Purchaser for the uses permitted by Section 11.03 hereof, as contemplated in the Development Plans for the Property heretofore approved by Seller (the “Project”) and any further detailed plans approved by the DRB pursuant to the Declaration. Subject to the terms and conditions hereof, Seller reserves and shall have the exclusive and irrevocable option to repurchase the Property and all improvements thereon (the “Repurchase Option”) under one of the two (2) following opportunities and for a purchase price (the “Repurchase Price”) determined as follows:
               (i) If Purchaser has failed to commence construction of the Project within eighteen (18) months after the date of the Deed, subject to extension for delays caused by unusually adverse weather conditions, strikes, unavailability of labor or materials, war, acts of the public enemy, or other such events or circumstances beyond Purchaser’s reasonable control (collectively, “Force Majeure”), and provided that any delays in commencement of construction beyond such eighteen (18) month period are not due to a breach by the Development Manager
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(as defined in Section 11.25 below) of the Development Agreement (as defined in Section 11.25 below), then Seller may elect to repurchase the Property by delivering written notice of Seller’s election (a “Repurchase Notice”) to Purchaser not later than thirty (30) days following the Construction Commencement Deadline (as hereafter defined). In order for Purchaser to avail itself of such extension for Force Majeure, Purchaser must notify Seller within sixty (60) days of the date on which Purchaser obtains actual knowledge of the occurrence of the event that constitutes Force Majeure (the “Force Majeure Notice”). The date of expiration of such eighteen (18) month period, as extended by Force Majeure, is referred to herein as the “Construction Commencement Deadline”). If Seller elects to repurchase the Property pursuant to this Section 11.05(a)(i), the Repurchase Price will be in an amount equal to the sum of: (a) the Purchase Price paid by Purchaser to Seller for the Property minus (b) the amounts of any rollback credits provided by Seller to Purchaser in connection with the initial closing of the sale of the Property to Purchaser, plus (c) an amount equal to all costs and expenses (other than the Purchase Price) incurred by Purchaser in connection with the acquisition of the Property and/or the proposed development thereof, including without limitation, environmental, engineering, architectural, consulting, financing and attorneys fees and expenses, interest paid under any acquisition and/or construction financing, commissions, title, property and liability insurance premiums and expenses, and all other expenses incurred by Purchaser in connection with the acquisition or proposed development of the Property, as reasonably evidenced by Purchaser to Seller, including, but not limited to, invoices, contracts, and billing statements (collectively, the “Land Acquisition Costs”), provided however, that in no event will the Repurchase Price for the Property under this clause (i) be an amount in excess of 110% of the Purchase Price; or
               (ii) If Purchaser commences construction of the Project on the Property prior to the Construction Commencement Deadline but has failed to substantially complete construction of the building shell for the Project within thirty-six (36) months after the date of the Deed, subject to extension for delays caused by Force Majeure, as provided in a Force Majeure Notice, then provided that any delays in the substantial completion of construction beyond such thirty-six (36) month period are not due to a breach by the Development Manager of the Development Agreement Seller may elect to repurchase the Property by delivering a Repurchase Notice to Purchaser not later than thirty (30) days following the Construction Completion Deadline (hereafter defined). The date of expiration of such thirty-six (36) month period, as extended by Force Majeure, is referred to herein as the “Construction Completion Deadline.” If Seller elects to repurchase the Property pursuant to this Section 11.05(a)(ii), the Repurchase Price will be in an amount equal to the sum of: (a) the Purchase Price, minus (b) the amounts of any rollback credits provided by Seller to Purchaser in connection with the initial closing of the sale of the Property to Purchaser, if any, plus (c) Land Acquisition Costs with respect to the Property (the “Development Parcel Percentage”), plus (d) all other costs and expenses incurred by Purchaser (other than the Land Acquisition Costs in connection with the acquisition and/or development of the Property, including without limitation, environmental, engineering, architectural, consulting, financing and attorney’s fees and expenses, interest paid under any acquisition and/or construction financing, construction costs, contractor’s fees, expenses and overhead, commissions, title, property and liability insurance premiums and expenses, and all other expenses incurred by Purchaser in connection with the acquisition or development of the Property, as reasonably evidenced by Purchaser to Seller (including, but not limited to, invoices, contracts, and billing statements); provided
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however, that in no event will the Repurchase Price for the Property exceed an amount equal to the sum of the Development Parcel Percentage plus One Hundred Fifty Dollars and No/100 ($150.00) per square foot times the square feet of building space (excluding parking structures) actually (or to be) constructed on the Property (on a percentage of completion basis) at the time of the closing of the Repurchase Option by Seller. If Purchaser does not commence construction of a building on the Property prior to the Construction Commencement Deadline, the provisions of this Section 11.05(a)(ii) shall not be applicable and Seller shall not have the right to exercise a Repurchase Option pursuant to the provisions of this Section 11.05(a)(ii).
     In order to exercise a Repurchase Option, Seller must deliver the Repurchase Notice to Purchaser in accordance with the preceding provisions of this Section 11.05. If Seller fails to timely deliver a Repurchase Notice to Purchaser pursuant to the preceding provisions of this Section 11.05, the corresponding Repurchase Option arising pursuant to such provisions shall terminate and be of no further effect. The Repurchase Options shall arise and may only be exercised upon the occurrence of the events described in Section 11.05 above.
     For purposes hereof: (a) commencement of construction of the Project shall be irrefutably deemed to have occurred upon the commencement of grading activities on a portion of the Property so long as Purchaser diligently continues with such construction through the substantially complete construction of the improvements described in the Development Plans by the Construction Completion Deadline, (b) construction of a building shall be irrefutably deemed to be “substantially complete” upon the issuance of a certificate of a registered architect that such improvements are complete in accordance with the Development Plans and issuance of the final certificate of occupancy by the applicable governmental authority for such building constructed within the Project.
          (b) If Seller exercises the Repurchase Option, the closing of such repurchase (the “Repurchase Closing”) shall take place at a title company designated by Seller on a date designated by Seller but no later than sixty (60) days after the date of the Repurchase Notice. If Seller exercises the Repurchase Option but does not close and fund the Repurchase Price to Purchaser on or prior to the expiration of such sixty (60) day period, Seller’s Repurchase Option shall automatically and immediately terminate without notice. At the Repurchase Closing, Purchaser shall convey the Property to Seller by special warranty deed in the form of the Deed, subject only to the permitted title exceptions listed on Exhibit “B” attached to the Deed, and to easements, building set back lines and other matters set forth on any plat which has been filed by Purchaser with respect to the Property and/or which have been granted to any governmental authority or utility company, except that there shall be no repurchase option reserved and the exception for liens securing ad valorem taxes shall be limited to the year in which the closing of the repurchase takes place, with the ad valorem taxes for such year to be prorated at the Repurchase Closing based upon the most current available taxes. At the Repurchase Closing, Seller, at its expense, may obtain an owner’s policy of title insurance issued by the title company designated by Seller in the amount of the Repurchase Price and subject to no exceptions other than those contained in the owner’s policy of title insurance insuring title to the Property received by Purchaser in connection with the purchase of the Property by Purchaser from Seller, and to easements, building set back lines and other matters set forth on any plat which has been filed by Purchaser with respect to the Property and/or which have been granted to any governmental authority or utility company, except there shall be no exception for any repurchase
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option, and the policy or policies shall reflect only the then current year taxes. Seller shall not record in the real property records of Collin County, Texas, a memorandum of the exercise of this option without the joinder of Purchaser.
          (c) If Seller exercises the Repurchase Option, Seller shall have a period of forty-five (45) days after such exercise in which to perform, at Seller’s sole expense, such environmental studies, title reviews, surveys, engineering studies, or other investigations and due diligence with respect to the Property and Project as Seller may deem relevant in connection with its repurchase the Property, subject to the same covenants and conditions of Section 6 hereof that were applicable to Purchaser’s inspection of and entry onto the Property (for this purpose, the terms “Seller” and “Purchaser” used in said Section 6 shall be deemed to refer to “Purchaser” and “Seller”, respectively). Seller may, during such forty-five (45) day period, rescind its exercise of the Repurchase Option by written notice to Purchaser, in which event Seller’s repurchase rights as to the Property shall cease and be of no further force or effect. No such rescission of the exercise of Seller’s Repurchase Option shall be deemed to limit or restrict any contractual or tort claims (or the rights or remedies associated therewith), if any, that Seller may have against Purchaser, whether in its capacity as an adjacent landowner, as the “Declarant” under the Declaration, the Association Declaration, or otherwise, if such rescission is as a result of any environmental or other condition on the Property that constitutes a violation of the Declaration, the Association Declaration, a breach of any contractual agreements between Seller and Purchaser and/or a violation of any environmental or other laws or regulations that create private rights of action against violators.
          (d) At the option and request of Seller, Purchaser will assign to Seller, without recourse, representation or warranty, and Seller shall assume and agree to perform all obligations of Purchaser under, any and all contracts, subcontracts, purchase orders, guarantees and warranties related to the construction of the improvements on the Property repurchased by Seller pursuant to the provisions hereof, along with any claimed or issued unused insurance proceeds related to any damage to the improvements or equipment supporting such improvements, which may have occurred during the construction of the improvements on the Property repurchased by Seller pursuant to the provisions hereof.
          (e) Prior to termination of the Repurchase Option, Purchaser agrees not to place any liens or security interests on the Property or the improvements thereon except for indebtedness of Purchaser related to Purchaser’s purchase of the Property and/or construction of any improvements thereon, or the refinancing thereof, and Seller agrees that the Repurchase Option shall be subordinate to any liens and security interests securing such indebtedness, and Seller shall enter into a subordination agreement on terms reasonably acceptable to Seller if so requested by Purchaser’s lender. In the event Seller exercises the Repurchase Option all such liens and security interests shall be released as to the Property which is subject to such repurchase or any improvements thereon upon payment by Seller of the Repurchase Price without regard to whether such amount is sufficient to retire such indebtedness in full.
          (f) At Purchaser’s request, upon the expiration or termination of the Repurchase Option, Seller shall execute, in recordable form, a confirmation of the expiration of such option. If Seller fails to execute and return such document within fifteen (15) days after receipt thereof from Purchaser, Purchaser shall be entitled to file a memorandum of record in the Land Records of Collin
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County, Texas, confirming that such termination has occurred, and such memorandum may be conclusively relied upon by all interested parties as to the termination of the Repurchase Option.
          (g) The options and rights reserved herein are personal rights of Seller which may not be assigned to others by Seller, except that Seller may assign its rights hereunder to an affiliate of Seller; provided, however, that in the event of such assignment, an executed copy of the instrument by which such assignment is made shall be provided to Purchaser promptly after the assignment.
          (h) The provisions of this Section 11.05 shall survive the Closing, and at Closing, Seller and Purchaser shall execute a Memorandum of Repurchase Option in the form of Exhibit “D” attached hereto to be recorded immediately following the recordation of the Deed.
     11.06 Right of First Offer; Right of First Refusal. The following provisions shall be in addition to Seller’s Repurchase Option pursuant to Section 11.05:
          (a) As used in this Section 11.06, an “Undeveloped Tract” means a tract of land comprised of all or any part of the Property, excluding, however, any such tract upon which the construction of any new, permanent building has been substantially completed after the Closing Date. Also, as used herein, a “Qualified Mortgage” means a deed of trust or mortgage that grants or creates a lien against an Undeveloped Tract to secure indebtedness for borrowed money owed to a bank, insurance company or other institutional lender.
          (b) Subject to the exceptions and qualifications set out below in this Section 11.06, prior to marketing any Undeveloped Tract to any third party, Purchaser will notify Seller in writing (the “ROFO Notice”) of Purchaser’s intention or desire to sell the applicable Undeveloped Tract, and Seller shall have the right (the “ROFO”) for a period of thirty (30) days after Seller’s receipt of the ROFO Notice to negotiate with Purchaser in good faith to attempt to reach agreement on the terms and conditions for the sale of the designated Undeveloped Tract from Purchaser to Seller (i.e., purchase price, due diligence period, closing date, etc.) The ROFO Notice shall specify the Undeveloped Tract which Purchaser intends or desires to sell and if the first ROFO Notice delivered by Purchaser to Seller does not cover all of the Undeveloped Tracts, then the provisions of this Section 11.06 and the ROFO shall be applicable each time Purchaser desires to sell any of the remaining Undeveloped Tracts.
          (c) Subject to the exceptions and qualifications set out below in this Section 11.06, if Seller does not purchase the applicable Undeveloped Tract pursuant to the ROFO and if Purchaser receives a proposal outlining the purchase price and general business terms upon which a prospective purchaser desires to purchase such Undeveloped Tract, or if Purchaser expects to make a proposal to a prospective purchaser outlining the purchase price and other general business terms upon which Purchaser is willing to sell such Undeveloped Tract, and if on the basis of either such proposal (the “Proposal”) Purchaser intends and desires to enter into further negotiations for a more definitive purchase and sale agreement with the prospective purchaser, then Purchaser must, prior to entering into negotiations for a more definitive purchase and sale agreement, submit the Proposal to Seller with an offer (the “Offer”) to enter into a sales contract covering such Undeveloped Tract with Seller on the Proposed Terms (as defined below). That is to say, except as provided below, Purchaser will not enter into any such definitive purchase and sale agreement for the sale of any
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Undeveloped Tract to any third party unless and until Purchaser has first submitted a Proposal and an Offer to Seller and complied with the provisions of this Section 11.06. It is agreed that the provisions of this Section 11.06 shall apply not only to sales of the Undeveloped Tracts, but also to any ground lease of any Undeveloped Tract by Purchaser for a term of twenty (20) years or longer, including any renewal or extension options (a “Long Term Ground Lease”), and in the event of any ground lease transaction, the terminology used in the definitions of “Proposal” and “Offer” and elsewhere herein shall be deemed to be adjusted accordingly to refer to a lease transaction instead of a sale transaction, and the terms “purchase price” or “price” will be deemed to mean all rents and other charges to be imposed upon the lessee thereunder.
          (d) If Seller receives a Proposal and an Offer covering any Undeveloped Tract (the “Relevant Property”) as provided in the preceding paragraph, but for any reason fails to accept the Offer in writing within fifteen (15) days after Seller’s receipt of the Offer, then Purchaser will be entitled to sell the Relevant Property to the other prospective purchaser named in the Proposal (or any of its affiliates) for a price equal to or greater than the price set forth in the Proposal and otherwise on the terms set forth in the Proposal or on other terms which, when considered in the aggregate, are not materially less favorable to Purchaser; provided, that the closing of such sale occurs within 180 days after the date of Seller’s receipt of the Offer from Purchaser. Any such sale to the other prospective purchaser will be subject to the Permitted Encumbrances, which for purposes of this Section 11.06 shall include the restrictions set forth in the Deed and the Repurchase Option set forth in Section 11.05; but any such sale will not be subject to any rights reserved by Seller in this Section 11.06. However, if such sale to the other prospective purchaser does not close within 180 days after the date of Seller’s receipt of the Offer from Purchaser, then the rights reserved by this Section 11.06 shall continue in effect with respect to the subject Undeveloped Tract. If, however, Seller accepts Purchaser’s Offer within such fifteen (15) day period, Purchaser must cause a sales contract (the “Repurchase Contract”) to be prepared in substantially the form attached hereto as Exhibit “F”, but providing for the sale of the Relevant Property to Seller on the Proposed Terms. Purchaser may terminate Seller’s rights under this Section 11.06 (as to the subject Undeveloped Tract, but not as to any remaining Undeveloped Tracts) if Seller fails to execute such a Repurchase Contract within ten (10) days after the same is submitted to Seller by Purchaser, provided the Repurchase Contract is consistent with the requirements of this Section 11.06 in all material respects.
          (e) As used in this Section 11.06, the “Proposed Terms” will mean the purchase price and general business terms outlined in the Proposal submitted to Seller with Purchaser’s Offer to sell the Relevant Property; provided, however, that notwithstanding anything to the contrary in the Proposal or the form of sales contract attached as Exhibit F, the following will be included in the Proposed Terms and made part of any Repurchase Contract:
               (1) Under no circumstances will Purchaser be required to provide seller financing to Seller, even if Purchaser is willing to provide such financing to another prospective purchaser. Further, under no circumstances will Seller be required to accept the Relevant Property subject to any Qualified Mortgage, or to assume any Qualified Mortgage, and Purchaser will be required at its expense to obtain the release of the Relevant Property from any Qualified Mortgage on or before the closing of the Repurchase Contract.
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               (2) Purchaser will, subject to the closing conditions applicable under the Repurchase Contract, convey the Relevant Property to Seller by Special Warranty Deed (prepared from the State Bar of Texas form), subject only to Permitted Encumbrances and any other Identified Encumbrances (as defined in the form of Repurchase Contract attached as Exhibit F).
               (3) As set forth in the form of Repurchase Contract attached as Exhibit F, the sale will be subject to a thirty (30) day feasibility or inspection period and to Seller’s receipt of an acceptable title insurance commitment and survey. If, however, Seller elects to terminate the Repurchase Contract as therein provided (other than by reason of a default by Purchaser), Purchaser will be free to sell the Relevant Property or any portion thereof to another purchaser without first offering the Relevant Property for sale to Seller.
               (4) Closing under the Repurchase Contract will be scheduled on the first business day following fifteen (15) days after expiration of the inspection period under the Repurchase Contract. Closing will take place at the Dallas or Plano offices of the Title Company.
               (5) Seller will be required, as a condition to its rights under the Repurchase Contract, to deposit earnest money with the title company equal to one percent (1%) of the purchase price for the Relevant Property no later than five days after execution of the Repurchase Contract.
               (6) In the case of any Offer submitted for a Long Term Ground Lease, the Offer must include a proposed form of ground lease. Also, the form of Repurchase Contract attached as Exhibit F must be revised to provide for delivery at closing of the Long Term Ground Lease, in the form included with the Offer, in lieu of a deed from Purchaser to Seller.
               (7) All matters not expressly and specifically covered in this Section 11.06 or the Proposal (for example, representations or disclaimers of the seller as to the condition of the Relevant Property) will, for the purposes of determining the Proposed Terms, be the same as set forth in the form of contract attached as Exhibit “F”.
          (f) If Seller enters into a Repurchase Contract and fails to close the purchase of the Relevant Property in a timely manner for any reason other than Purchaser’s default under the Repurchase Contract (including any failure to close because of title objections by Seller), Seller will have no further rights under this Section 11.06 as to the Relevant Property covered by the Repurchase Contract; although Seller’s rights under this Section 11.06 shall continue with respect to all remaining Undeveloped Tracts. Under no circumstances will Purchaser be required to incur any cost to cure any title or other objections by Seller in connection with any sale of the Relevant Property, except in connection with any Qualified Mortgage or other liens securing indebtedness, which Purchaser shall be obligated to obtain the release of at its expense on or before the closing under the Repurchase Contract.
          (g) As provided in the paragraph (h) below, Seller’s rights under this Section 11.06 will not apply to any grant of a lien or conveyance or assignments made in any Qualified Mortgage, whether such Qualified Mortgage exists now or is executed in the future by Purchaser,
West Plano Land — Diodes Contract of Sale

nor will it apply to any foreclosure or other exercise of remedies under any Qualified Mortgage or any conveyance in lieu thereof. However, any existing or future Qualified Mortgage will be subject and subordinate to Seller’s rights under this Section 11.06, and thus any such foreclosure will not cut off or terminate the rights reserved by Seller in this Section 11.06 as to future sales or conveyances of the property sold at the foreclosure.
          (h) Seller’s rights under this Section 11.06 will not apply to, and thus Purchaser will not be required to deliver any Proposal or Offer to Seller in connection with or by reason of any of, the following:
               (1) the execution of any Qualified Mortgage or foreclosure of the lien of any Qualified Mortgage or any conveyance in lieu of such a foreclosure (however, Seller’s rights under this Section 11.06 will survive any such foreclosure or conveyance in lieu of foreclosure and the transferee will acquire the applicable property subject to Seller’s rights under this Section 11.06);
               (2) any conveyance or transfer to any entity that controls, is controlled by or is under common control with Purchaser, including any subsidiary of Purchaser (however, Seller’s rights under this Section 11.06 will survive any such conveyance or transfer and the transferee will acquire the applicable property subject to Seller’s rights under this Section 11.06);
               (3) any condemnation or conveyance in lieu thereof;
               (4) any conveyance or transfer of any Undeveloped Tract which is made or to be made together with or as a condition to transfers of significant assets of Purchaser (other than another Undeveloped Tract) (however, Seller’s rights under this Section 11.06 will survive any such conveyance or transfer and the transferee will acquire the applicable property subject to Seller’s rights under this Section 11.06); or
               (5) any grant of an easement which is appurtenant to or will otherwise benefit any land owned by Purchaser or any of its affiliates or any occupant of any such land.
          (i) The provisions of this Section 11.06 shall survive the Closing, and at Closing, Seller and Purchaser shall execute a Memorandum of Right of First Offer and Right of First Refusal in the form of Exhibit “G” attached hereto to be recorded immediately following the recordation of the Deed.
     11.07 Notice to Purchaser. Seller hereby advises Purchaser to obtain an owner policy of title insurance for the Property or have an abstract of title covering the Property examined by an attorney selected by Purchaser.
     11.08 Notices. Any notice or other communication required, permitted, or contemplated by this Contract (“Notice”) must be in writing and may be given by (a) United States Mail, postage prepaid, registered or certified mail, return receipt requested; (b) a recognized, bonded, national, overnight courier service; or (c) sent by telecommunication (“Fax”) during normal business hours which shall be deemed delivered on the day sent, provided the original notice is
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received by the addressee after being sent by a nationally recognized, overnight courier within one business day of the Fax. Notice shall be deemed delivered (x) by United States Mail on the earlier of (i) three (3) business days after deposited in the United States Mail or (ii) when actually delivered (as evidenced by the return receipt); or (y) by overnight courier, one (1) business day after deposit with such courier, all addressed as follows:

SELLER:	West Plano Land Company, LP
Attn: Mark C. Allyn
2001 Ross Avenue, Suite 3300
Dallas, TX 75201
Phone: 214/863-3640
Fax: 214/863-4493

With a copy to:	CB Richard Ellis
Attn: David Reed
2100 Ross Avenue, Suite 400
Dallas, Texas 75201
Phone: 214/979-6100
Fax: 214/979-6134

With a copy to:	Powell Coleman & Arnold LLP
Attn: Michael L. McCoy
8080 North Central Expressway, Suite 1380
Dallas, Texas 75206
Phone: 214/890-7117
Fax: 214/373-8768

Attn: Christy L. Fields
15601 Dallas Parkway, Suite 600
Addison, Texas 75001
Phone: 469/341-2465
Fax: 214/655-1610

PURCHASER:	Diodes Incorporated
Attn: Rick White, Senior Vice President
15660 N. Dallas Parkway, Suite 850
Dallas, Texas 75248
Phone: 95-2039518
Fax: 972/385-2315

With a copy to:	Friedman & Feiger LLP
Attn: Gary E. Day
5301 Spring Valley Road, Suite 200
Dallas, Texas 75254
Phone: 972/788-1400
Fax: 972/776-5313
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Notice given in any other manner shall be deemed delivered when actually received. Either party may change its address by giving the other party five (5) days’ advance written notice of such change. Notices sent by a party’s attorney shall constitute notice from the applicable party.
     11.09 Time of the Essence. Time is of the essence in the performance of this Contract.
     11.10 Attorneys Fees. If Seller or Purchaser employs an attorney to enforce any rights or remedies hereunder, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees and court costs. The obligations of the parties set forth in this Section 11.09 shall survive the termination or closing of this Contract.
     11.11 Performance of the Contract. The obligations of the parties hereto are performable in Collin County, Texas. This Contract shall be construed and interpreted in accordance with the laws of the State of Texas.
     11.12 Entire Agreement. This Contract constitutes the entire agreement between Seller and Purchaser with respect to the sale and purchase of the Property. This Contract supersedes all prior representations, understandings, or agreements (whether oral or written) with respect to the subject matter hereof. Except as provided in Section 11.17 below, this Contract cannot be amended or modified except by a written instrument signed by both Seller and Purchaser.
     11.13 Multiple Originals. This Contract may be executed in multiple original counterparts. Each counterpart shall be deemed an original, and when the counterparts are taken together, they shall be deemed to be one and same instrument. This Contract may be executed via facsimile or by sending copies of the executed Contract via email followed by regular mail of the originals and shall be considered executed and binding upon receipt of the fax or email of the signature page of the last of the party’s signature to this Contract.
     11.14 Severability. If any provision of this Contract is held to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other provision of this Contract, and the remainder of this Contract shall be construed and interpreted as if such invalid, illegal, or unenforceable provision had never been contained herein.
     11.15 Time Periods. Unless otherwise specified, any time period or deadline provided in this Contract shall be measured in Calendar days. If any such time period or deadline expires on a Saturday, Sunday, or legal holiday recognized by the State of Texas, such time period or deadline shall be extended to the first business day thereafter.
     11.16 Independent Contract Consideration. Seller acknowledges that contemporaneously with the execution of this Contract, Purchaser has delivered to Seller $50.00. Such amount has been bargained for as consideration for Purchaser’s exclusive option to purchase the Property and for Seller’s execution of this Contract. Such amount is in addition to the Earnest Money, is non-refundable, and shall be retained by Seller notwithstanding any other provision of this Contract.
     11.17 Condemnation. If during the pendency of this Contract and prior to Closing, condemnation proceedings are commenced with respect to all or any portion of the Property,
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Seller shall immediately notify Purchaser. In such event, Purchaser may, at its option, either (i) elect to terminate this Contract by written notice to Seller within ten (10) business days after receipt by Purchaser of such notice; whereupon, the Earnest Money shall be immediately returned to Purchaser, and, except for the Surviving Obligations, neither party shall have any further rights, obligations, or remedies under this Contract, or (ii) elect to close the transaction, in which event, Purchaser shall be entitled to all proceeds of any award or payment in lieu thereof resulting from such proceedings, and the Purchase Price will be paid in full by Purchaser at Closing. In the event that Purchaser elects to close the transaction, Seller shall assign to Purchaser at Closing such rights which Seller might have with respect to any condemnation award or payment in lieu thereof.
     11.18 Substitution of Legal Description. When the Survey has been prepared and approved or deemed to be approved by Purchaser in accordance with the provisions of Section 5, the legal description of the Property set forth thereon shall be substituted for the description set forth on Exhibit “A” attached hereto, and this Contract shall be deemed automatically amended by such substitution.
     11.19 Survival. The provisions of this Contract that are expressly stated to survive Closing, or termination of this Contract and those obligations of the parties hereto that by their own terms are performable after Closing shall survive the Closing and are referred to herein as “Surviving Obligations.” The representations and warranties of Seller and Purchaser set forth in Section 7.01 and Section 7.04 hereof shall survive Closing for a period of one year and are included within the Surviving Obligations.
     11.20 Interpretation. Where required for proper interpretation, words in the singular shall include the plural, and words of any gender shall include all genders. The descriptive headings of the sections of this Contract are for convenience only and shall not control or affect the meaning of construction of any of the provisions hereof.
     11.21 Waiver. No waiver by either party of any of its rights or remedies hereunder shall be considered a waiver of any other or subsequent right or remedy. No waiver by either party of any of its rights or remedies hereunder shall be effective unless evidenced by a written instrument executed by the waiving party.
     11.22 Memorandum of Contract; Confidentiality. Neither party shall record a memorandum of this Contract in the real property records of the county in which the Property is located. The parties agree that the existence of this Contract along with its terms and conditions and all prior negotiations between the parties with regard to the Property, shall be kept confidential by the parties and shall not be disclosed to any third party except to the Title Company, the parties’ brokers and legal representatives, prospective financing sources of Purchaser, and such other third parties who have a specific need to know such information and except as may be required by applicable law. The information given to all third parties shall be limited to such information as is necessary for the carrying out of their duties with regard to the sale and purchase of the Property under this Contract. All media releases, public announcements and public disclosures by Purchaser or Purchaser’s Representatives shall be coordinated with and approved in writing by Seller prior to the release thereof. Except for any announcement intended solely for internal distribution by Purchaser or any disclosure required by legal,
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accounting or regulatory requirements beyond the reasonable control of Purchaser, all media releases, public announcements or public disclosures (including, but not limited to, promotional or marketing material) by Purchaser or its employees or agents relating to this Contract or its subject matter, or including the name, trade name, trade mark, or symbol of Seller or any affiliate of Seller, shall be coordinated with and approved in writing by Seller prior to the release thereof. Purchaser shall not represent directly or indirectly that any contract or any service provided by Purchaser to Seller has been approved or endorsed by Seller or include the name, trade name, trade mark, or symbol of Seller or any affiliate of Seller without Seller’s express written consent.
     11.23 Termination of Offer. This document, when first signed by either party, represents an offer to sell or purchase the Property, as the case may be, that shall automatically expire (without any further notice from or action by such party) in fifteen (15) days unless it is signed by both parties within such period.
     11.24 Conveyance Plat. It is understood and acknowledged that Purchaser, at its sole cost and expense, will seek to obtain approval of a conveyance plat for the Property meeting the requirements of the Subdivision Ordinance of the City of Plano, Texas in accordance with (i) the boundary of the Property shown on the Survey and (ii) all applicable laws (the “Conveyance Plat”) prior to the Closing, although the approval of a Conveyance Plat shall not be a condition to the Closing hereunder. Seller agrees to cooperate, at no expense to Seller, by providing all necessary signatures and taking other necessary actions to assist Purchaser in applying for and obtaining approval of the Conveyance Plat. Purchaser acknowledges that development of the Property cannot occur absent an approved and recorded Conveyance Plat and compliance with the other platting and development requirements of the City of Plano.
     11.25 Development Management Agreement. As part of the consideration for this contract, Purchaser and Trammell Crow Company, or its affiliate designee, (the “Development Manager”) have agreed to execute and deliver a Development Management Agreement (the “Development Agreement”) providing for a fee to the Development Manager equal to 7.5% of the hard costs and managed soft costs (excluding the Purchase Price for the Property) for oversight of the design and construction of the office headquarters building over a design and construction period to substantial completion estimated to be 15 months, with any time and services provided by the Development Manager in excess of 15 months and not resulting solely by a breach by the Development Manager of the Development Agreement to be compensated by an additional fee of $1,000 per day payable to the Development Manager. The parties to the Development Agreement will negotiate in good faith to reach mutual agreement on the terms and form of the Development Agreement prior to the commencement of any construction on the Property by Purchaser and in any event no later than the Construction Commencement Deadline. The obligations under this Section 11.25 shall survive Closing and may be enforced by the parties and the Development Manager.
[SIGNATURE PAGES FOLLOW]
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     IN WITNESS WHEREOF, Seller and Purchaser have executed this Contract as follows:

SELLER: WEST PLANO LAND COMPANY, LP, a Delaware limited partnership
By:	West Plano Land Company — GP LLC,
a Delaware limited liability company,
its sole general partner

By:
Mark C. Allyn
President

Date: , 2008

[SIGNATURES CONTINUE ON FOLLOWING PAGE]
West Plano Land — Diodes Contract of Sale

PURCHASER: DIODES INCORPORATED, a Delaware corporation
By:
Richard D. White
Sr. VP — Finance

Date: , 2008

[SIGNATURES CONTINUE ON FOLLOWING PAGE]
West Plano Land — Diodes Contract of Sale

TITLE COMPANY (FOR THE SOLE PURPOSE OF ACKNOWLEDGING RECEIPT OF A FULLY EXECUTED COPY OF THIS CONTRACT AND AGREEING TO HOLD AND DISBURSE THE EARNEST MONEY AND ANY OTHER FUNDS RECEIVED BY IT IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS CONTRACT):

REPUBLIC TITLE OF TEXAS, INC.

By:

Title:

Date:

SELLER’S BROKER (FOR THE SOLE PURPOSE OF ACKNOWLEDGING SECTION 11.01)

CB RICHARD ELLIS, INC.

By:

Title:

Date:

PURCHASER’S BROKER (FOR THE SOLE PURPOSE OF ACKNOWLEDGING SECTION 11.01)

JAN’S REALTY, INC.

By:

Title:

Date:

West Plano Land — Diodes Contract of Sale

EXHIBIT “A”
DESCRIPTION OF PROPERTY

A-1

EXHIBIT “B”
SPECIAL WARRANTY DEED
GRANTEE’S ADDRESS:
Diodes Incorporated
15660 North Dallas Parkway, Suite 850
Dallas, Texas 75248
NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.
SPECIAL WARRANTY DEED

THE STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS
COUNTY OF COLLIN	§
     THAT, WEST PLANO LAND COMPANY, LP a Delaware limited partnership (“Grantor”), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) cash in hand paid by Diodes Incorporated, a Delaware corporation, with an address of 15660 North Dallas Parkway, Suite 850, Dallas, Texas 75248 (“Grantee”) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Grantor, has GRANTED, BARGAINED, SOLD, and CONVEYED, and by these presents does GRANT, BARGAIN, SELL, and CONVEY unto Grantee, the real property more particularly described on Exhibit “A” attached hereto, together with all improvements, rights, appurtenants, and hereditaments located thereon (the “Property”).
     This conveyance is being made by Grantor and accepted by Grantee subject to those certain title exceptions set forth in Exhibit “B” attached hereto and made a part hereof for all purposes, but only to the extent that such exceptions are valid, existing, and, in fact, affect the Property. Property taxes having been adjusted between Grantor and Grantee and appropriate payments or credits having been made to Grantee, Grantee assumes and shall be responsible for payment of all property taxes, including but not limited to all “rollback” or similar property taxes.

     The Property is sold and conveyed in its “AS IS, WHERE IS” condition, without any warranty, express or implied, of habitability or fitness for a particular purpose, or any other warranty or assurance, it being understood and agreed that Grantee acquires the Property subject to any and all defects.
Deed Restrictions
     Grantee will construct, occupy and operate improvements on the Property for use as an office headquarters building for Purchaser and to be substantially occupied by Purchaser or its successor and its employees and ancillary uses associated with such office headquarters use that primarily serve and benefit the occupants in the improvements on the Property (e.g. tenant employee cafeteria, deli, gift shop, lobby banking, etc.) Without limiting the foregoing, it is specifically agreed that the Property may not be used for (i) commercial office building development (as hereafter defined) other than an office for the headquarters of Grantee, its employees and successors, (ii) any retail intended to serve and benefit the general public, or motor or drive-through banking, (iii) restaurant (intended to primarily serve and benefit the general public outside of the occupants of the improvements on the Property), (iv) hotel, (v) town home and multi-family residential development, (vi) free-standing restaurant and/or retail pads, and (vii) medical office condominiums. For purposes hereof, “commercial office building development” shall mean any building or combination of buildings and other amenities which is used for office purposes other than an office for the headquarters of Grantee, its employees and successors, not exceeding three stories in height [and with no more than twenty percent (20%) of the leasable area in the building being leased to third parties not owned or controlled by, or under common control with, Grantee. Further, any office headquarters building constructed on the Property must otherwise be incompliance with the Declarations applicable to the Property (and thus shall be subject to approval by the Legacy Association’s Design Review Board) and must be designed and constructed with an exterior appearance at least comparable to first class office buildings on other properties in the vicinity of the Property. These restrictions will be binding upon, and will be a covenant running with the land as to the Property and will remain in effect until the earlier of (a) recordation in the real property records of Collin County, Texas of a written release of this covenant executed by Grantor and Grantee or (b) fifteen (15) years after the date of this deed; provided, however, notwithstanding the foregoing, the restriction prohibiting commercial office building development other than an office headquarters of Grantee not to exceed three stories in height and the restrictions on leasing to unaffiliated third parties will remain in effect only until the earlier of (i) recordation in the real property records of Collin County, Texas of a written release of such commercial office building development restriction or (ii) ten (10) years after the date of this deed.
     TO HAVE AND TO HOLD the Property, together with, all and singular, the rights and appurtenances thereto in anywise belonging, to Grantee and Grantee’s heirs, executors, administrators, legal representatives, successors, and assigns forever, and subject to the exceptions set forth on the attached Exhibit “B”, Grantor does hereby bind Grantor and Grantor’s heirs, executors, administrators, legal representatives, successors, and assigns, against every person whomsoever lawfully claiming or to claim the same, or any part thereof by, through, or under Grantor, but not otherwise.

EXECUTED to be effective _______________, 2008.

GRANTOR: WEST PLANO LAND COMPANY, LP, a Delaware limited partnership
By:	West Plano Land Company — GP LLC,
a Delaware limited liability company,
its sole general partner

By:
Mark C. Allyn
President

THE STATE OF TEXAS	§
§
COUNTY OF DALLAS	§
     This instrument was acknowledged before me on                     , 200__ by Mark C. Allyn, President of West Plano Land Company — GP LLC, a Delaware limited liability company, sole general partner of West Plano Land Company, LP, a Delaware limited partnership, on behalf of said limited partnership.

Notary Public in and for the State of Texas
Printed Name:

My Commission Expires:

EXHIBIT “A” TO THE SPECIAL WARRANTY DEED
PROPERTY DESCRIPTION

EXHIBIT “B” TO THE SPECIAL WARRANTY DEED
PERMITTED EXCEPTIONS

EXHIBIT “C”
ESTOPPEL CERTIFICATE
     THIS ESTOPPEL CERTIFICATE (this “Certificate”) dated as of                     , 20___, is executed and delivered by LEGACY ASSOCIATION, a Texas non-profit corporation (“Association”), to and in favor of                                         , a                      (“Purchaser”).
RECITALS
     1. The property (the “Property”) more particularly described on Exhibit A attached hereto is the subject of a contract for the purchase and sale of real estate by and between                                           (“                    ”) and Purchaser (the “Contract”).
     2. Purchaser requires, as a condition to such acquisition, that the Association execute and deliver this Certificate.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Association hereby represents and warrants to, and covenants and agrees with, Purchaser as follows:
     As of the date hereof, all fees, assessments and charges to the Property and the owner thereof have been or shall be paid in full and thereafter there shall remain no unpaid assessments levied against the Property except as set forth in Paragraph 4 below.
     As of the date hereof, no default or event of default currently exists by the current owner with respect to the Property, and the Association has no claim or lien against the Property or its owner with respect to the Property which is not satisfied.
     The use of the Property is currently in compliance with the existing Association Declaration and the covenants, conditions and restrictions affecting the Property.
     The Regular Assessment (as defined in the Association Declaration) for the Property for calendar year 2008 is $                     per gross acre, based upon                      gross acres. The last payment by the existing owner of the Property of its Regular Assessment for                        quarter 20___ was made on                     , 20___. The ___ quarter 20___ Regular Assessment has not yet been invoiced and is not yet due and payable. The Association will invoice Purchaser for the full amount of the                        quarter 20___ Regular Assessment due for the Property on or about                      20___, which will be due and payable in                      20___. Purchaser’s estimated                       quarter 20___ Regular Assessment is approximately $                    .
     The Special Member Assessment (as defined in the Association Declaration) for the Property for calendar year 20___is $ N/A. The last payment by the current owner of the Property of its Special Member Assessment was made on N/A. The next scheduled payment owner of the Property of its Special Member Assessment is $ N/A.
     As of the date of this Certificate, the Association maintains a reserve fund pursuant to Section 3.5 of the Association Declaration, which reserve fund currently equals $                     as of the                       Quarter 20___.

     The current owner of the Property is a Class A Member (as defined in the Association Declaration) and will be entitled to one (1) vote per acre based on an estimated                       gross acres. The Class B Member (as defined in the Association Declaration) status formerly held by Electronic Data Systems Corporation has terminated and no other party is a Class B Member or has the right to become a Class B Member.
     The Property comprises approximately                       % of the entire property subject to the Association.
     The undersigned has all necessary power and authority to execute and deliver this Certificate without the joinder of any other person or entity and the individual signing this Certificate on behalf of the Association is fully authorized and empowered to do so and to bind the Association and the Association’s Board of Directors to the matters set forth in this Certificate.
     This Certificate shall inure to the benefit of Purchaser and its successors and assigns. This Certificate shall not be deemed to alter or modify any of the terms and conditions of the Association Declaration or covenants, conditions and restrictions that affect the Property.
SIGNATURE PAGE FOLLOWS

     EXECUTED AND DELIVERED as of the date first above written.

ASSOCIATION: LEGACY ASSOCIATION, a Texas non-profit corporation
By:
	Name:	Patrick J. McInroe
Its: President

STATE OF TEXAS COUNTY OF COLLIN	§ § §
     This instrument was acknowledged before me on the         day of                     20___, by Patrick J. McInroe, President of Legacy Association, a Texas non-profit corporation, on behalf of said Association.
_______________________________________________
Notary Public in and for the State of Texas
Printed Name: _____________________
My Commission Expires: _____________

Exhibit “A” to Estoppel Certificate
The Property

EXHIBIT “D”

FORM OF MEMORANDUM OF REPURCHASE OPTION

THE STATE OF TEXAS COUNTY OF COLLIN	§ § §
     THIS MEMORANDUM OF OPTION AGREEMENT is made this _________ day of _________ 200_, by and between WEST PLANO LAND COMPANY, LP, a Delaware limited partnership (“West Plano”), and DIODES INCORPORATED, a Delaware corporation (“Diodes”), on the terms and conditions hereinafter set forth.
     WHEREAS, pursuant to Section 11.05 of that certain Contract for the Purchase and Sale of Real Estate dated _________, 2008 by and between West Plano, as Seller, and Diodes, as Purchaser, (the “Contract”) Diodes has granted to West Plano an option to repurchase the Property (as defined in the Contract and herein so called) with respect to the tract of land more particularly described on Exhibit A attached hereto and made a part hereof, in accordance with the terms and conditions of the Contract.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Diodes and West Plano hereby provide public notice of the options to repurchase the Property granted by Diodes to West Plano pursuant to the Contract. If the option to repurchase the Property expires or terminates in accordance with the terms of the Contract this Memorandum shall terminate and be null and void. Following any such termination, West Plano shall promptly after a request made by Diodes execute a termination of this Memorandum (in recordable form) if this Memorandum terminates as described above.
     Information concerning the Contract may be obtained by contacting West Plano Land Company, LP, Attention: Mark C. Allyn, 2100 Ross Avenue, Suite 400, Dallas, Texas 75201.
(SIGNATURE PAGES FOLLOW)

D-1

     Effective as of the day and year set forth above.
WEST PLANO:

WEST PLANO LAND COMPANY, LP,
a Delaware limited partnership

By:	West Plano Land Company — GP LLC, a Delaware limited liability company, its sole general partner

By:
Mark C. Allyn
President

THE STATE OF TEXAS COUNTY OF __________	§ § §
     This instrument was acknowledged before me on _________, 200_ by Mark C. Allyn, President of West Plano Land Company — GP LLC, a Delaware limited liability company, sole general partner of West Plano Land Company, LP, a Delaware limited partnership, on behalf of said limited partnership.
Notary Public in and for the State of Texas

Printed Name: __________________________
My Commission Expires: __________________

D-2

DIODES:
DIODES INCORPORATED,
a Delaware corporation

By:
Richard D. White
Sr. VP — Finance

THE STATE OF TEXAS COUNTY OF ________	§ § §
     This instrument was acknowledged before me on _________, 2008 by _________, _________ of Diodes incorporated, a _________ corporation, on behalf of said corporation.
Notary Public in and for the State of Texas

Printed Name: ____________________________
My Commission Expires: ____________________

D-1

EXHIBIT “E”

[Intentionally Omitted]

E-1

EXHIBIT “F”
FORM OF CONTRACT OF SALE
(FOR USE UPON GRANTOR’S EXERCISE OF ITS RIGHT OF FIRST REFUSAL)

[SELLER]
[SELLER’S ADDRESS]
                                                                               , 20___
[BUYER]
[BUYER’S ADDRESS]
Attn.:

Re:	Sale of approximately ____ acres of land in Collin County, Texas, shown or described on Exhibit A attached hereto and the improvements thereon, if any (the “Relevant Property”)
Ladies and Gentlemen:
This letter confirms the agreement of [SELLER NAME] (“Seller”) to sell the Relevant Property referenced above to [BUYER NAME] (“Buyer”) if certain contingencies are resolved or waived as described below. Buyer and Seller agree that the sale will be governed by the following terms and conditions
1) Price and Other Terms and Conditions.
     (A) Purchase Price. The purchase price for the Relevant Property (the “Purchase Price”) will be $                    .
     (B) Earnest Money: $                     of earnest money (the “Earnest Money”) will be deposited by Buyer with [Name and Address of Title Company] (the “Title Company”). Upon any termination of this agreement which is effective prior to the expiration of the Inspection Period described below, $100 of the Earnest Money will be paid to Seller, as consideration for this agreement, and the remainder of the Earnest Money will be promptly refunded to Buyer. Otherwise, at closing, the Earnest Money will be applied to the Purchase Price. So long as the Title Company holds the Earnest Money, the Title Company will be

[Name of Buyer]
[Date]
Letter Agreement — Page 2
expected to keep the Earnest Money invested as reasonably requested by Buyer; provided, Buyer has notified the Title Company and Seller of Buyer’s federal tax ID#. Any interest earned on the Earnest Money will be reported as income by Buyer for income tax purposes. For purposes of this agreement, however, such interest will be added to (and applied in accordance with this agreement as) Earnest Money.
     (C) Date and Place for Closing. Closing of the sale will occur in the offices of the Title Company no later than 15 days after the end of the Inspection Period (as defined below). Time is of the essence.
[NOTE: The next two subparagraphs are subject to any adjustments indicated by the Proposal.]
     (D) Closing Costs. Ad valorem taxes and any other ongoing expenses related to the Relevant Property will be prorated at closing, based upon the best estimates available if actual amounts cannot yet be determined. However, any “rollback” taxes or other taxes to be paid after closing for any period prior to closing because of a change in ownership or use of the Relevant Property will be for the account of Seller and will be credited against the Purchase Price. Further, any such “rollback” taxes will be computed as if use of the Relevant Property will change to commercial uses immediately after closing. Buyer and Seller will each pay its own attorneys’ fees. Seller will also pay the basic premium for the owner’s title insurance policy required in favor of Buyer by this agreement; but the additional premium (if any) required because of any special endorsements or modifications to the policy (including the “survey deletion”) required by Buyer will be paid by Buyer.
     (G) “AS IS” Sale. The Relevant Property is to be sold and conveyed “AS IS” without any representation or warranty by Seller, except (1) the title warranties in the special warranty deed to be delivered by Seller as provided below, (2) the representations concerning Seller’s tax status in the non-foreign certificate to be delivered by Seller as provided below, and (3) that Seller does make the following representations to Buyer, subject to any contrary information known to or discovered by Buyer during the Inspection Period:
(a)
Seller has not, except as may be disclosed in written materials delivered to Buyer as provided in paragraph 2(C) below, been notified of any violation of environmental laws concerning the Relevant Property.

(b)	There are no judicial or administrative actions, suits or proceedings pending or, to the Seller’s knowledge, threatened against or affecting Seller concerning the

[Name of Buyer]
[Date]
Letter Agreement — Page 3
     Relevant Property, including any such actions, suits or proceedings for the condemnation of any part of the Relevant Property.
(c)
There are no parties in possession of the Relevant Property, except as permitted under any existing agricultural lease which can be terminated without cost by the owner of the Relevant Property on short notice.

2) Items to Be Delivered Before Closing.
     (A) Survey: If Seller has not already done so, Seller will within 10 days after the date of this agreement provide to Buyer an updated survey of the Relevant Property (the “Survey”) prepared and certified by a licensed, professional surveyor, showing all easements, setbacks and other encumbrances which can be shown on a survey, and confirming the Net Area used to compute the Purchase Price.
     (B) Title: If Seller has not already done so, Seller will within 10 days after the date of this agreement provide to Buyer a copy of a current commitment for title insurance (the “Commitment”), issued by the Title Company in the amount of the Purchase Price, covering the Relevant Property, and delivered together with copies of all special title exceptions noted in the Commitment.
     (C) Other Materials: If Seller has not already done so, Seller will within 10 days after the date of this agreement provide to Buyer copies of (1) all environmental reports (if any) pertaining to the Relevant Property (whether one or more, the “Report”) that Seller received when it acquired the Relevant Property or that are otherwise be available to Seller, (2) any governmental permits previously received by Seller regarding the use and maintenance of the Relevant Property, and (3) any correspondence or notices from any governmental authorities or other parties that Seller has received concerning the Relevant Property and possible or alleged violations of environmental or other laws.
No representations of accuracy will be implied by Seller’s delivery of any Report or other information to Buyer.
3) Items to Be Delivered At Closing.
     (A) Deed. Seller will convey its interest in the Relevant Property to Buyer by a special warranty deed (the “Deed”), which will be expressly subject to Identified Encumbrances (as defined below).

[Name of Buyer]
[Date]
Letter Agreement — Page 4
     (B) Non-foreign Certificate. Seller will deliver a certificate of non-foreign status to Buyer at closing as needed to comply with the provisions of the Foreign Investors Real Property Tax Act (FIRPTA).
     (C) Title Policy. At the closing, Seller will deliver to Buyer an owner’s title policy issued by the Title Company (or written confirmation from the Title Company that it is then unconditionally prepared to issue such a policy). The policy will be subject only to standard printed exceptions (with the “survey deletion” made if requested by Buyer) and Identified Encumbrances.
     (D) Title Company Certificates. Seller will deliver any evidence of authority and owner’s affidavit that may reasonably be required by the Title Company as a condition to its delivery of the owner’s title insurance policy to Buyer.
4) Contingencies.
The sale will be contingent upon satisfaction or wavier of each of the following conditions:
     (A) Signing and Earnest Money. Within 10 days after the date of this agreement, Buyer must have signed and returned this agreement to Seller and must have deposited the Earnest Money with the Title Company.
     (B) Inspection. Buyer must be satisfied with the condition and suitability of the Relevant Property after further inspections as Buyer deems appropriate during the period that commences when this agreement is fully executed and that ends 30 days after the date of this letter (the “Inspection Period”). Seller will permit entry upon the Relevant Property by Buyer and its representatives and consultants to conduct such inspections throughout the Inspection Period. If Buyer is not satisfied during the Inspection Period for any reason whatsoever, Buyer may terminate this agreement and receive a refund of the Earnest Money by written notice to Seller. If, however, Buyer fails to notify Seller in writing of the termination of this agreement before the end of the Inspection Period, Buyer will be deemed to have waived this inspection contingency.
     (C) Review of Title and Other Materials. Before the expiration of the Inspection Period, Buyer must receive, and be satisfied with all title exceptions and other matters disclosed in, the Survey, the Commitment and the Report or any other materials concerning the Relevant Property delivered to Buyer by Seller. Special title exceptions listed in Schedule B of the Commitment, as the same may be modified by the Title Company at the request of Buyer, will constitute “Identified Encumbrances” for purposes of this agreement.

[Name of Buyer]
[Date]
Letter Agreement — Page 5
     (D) No Other Surprises. Nothing shall occur or be discovered after the Inspection Period and prior to closing that could materially and adversely affect title to the Relevant Property or its condition, and Seller must have been tendered the items which are listed above as items to be delivered to Buyer at closing contemporaneously with Buyer’s tender of the Purchase Price.
5) Remedies.
If Buyer breaches this agreement prior to closing, Seller’s sole remedy will be to collect and retain the Earnest Money as liquidated damages; provided, however, that Buyer must indemnify Seller against any property damage (including damage to the Relevant Property) or bodily injury caused by Buyer’s on-site inspections of the Relevant Property.
6) Miscellaneous.
This agreement supersedes and replaces any prior agreements between the parties concerning the Relevant Property.
This agreement will be binding upon and inure to the benefit of the parties and their respective successors and assigns.
To facilitate execution, this agreement may be executed in multiple identical counterparts. It will not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts, taken together, will collectively constitute a single instrument. But it will not be necessary in making proof of any of this agreement to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties to this agreement. Any signature page may be detached from one counterpart and then attached to a second counterpart with identical provisions without impairing the legal effect of the signatures on the signature page. Signing and sending a counterpart (or a signature page detached from the counterpart) by facsimile or other electronic means to another party will have the same legal effect as signing and delivering an original counterpart to the other party. A copy (including a copy produced by facsimile or other electronic means) of any signature page that has been signed by or on behalf of a party to this agreement will be as effective as the original signature page for the purpose of proving such party’s agreement to be bound.

[Name of Buyer]
[Date]
Letter Agreement — Page 6
     If the foregoing correctly sets forth your agreements, please execute a copy of this letter in the space provided below and return the copy to Seller.
Very truly yours,
“Seller”
__________________________________________________, a
__________________________________________________

By:
Name:
Title:

     Accepted and agreed as of the date first above written:
“Buyer”
__________________________________________________, a
__________________________________________________

By:
Name:
Title:

EXHIBIT “G”
FORM OF MEMORANDUM OF RIGHT OF FIRST OFFER
AND RIGHT OF FIRST REFUSAL

THE STATE OF TEXAS COUNTY OF COLLIN	§ § §
     THIS MEMORANDUM OF RIGHT OF FIRST OFFER AND RIGHT OF FIRST REFUSAL is made this _________ day of _________, 2008, by and between WEST PLANO LAND COMPANY, LP, a Delaware limited partnership (“West Plano”), and DIODES INCORPORATED a Delaware corporation (“Diodes”), on the terms and conditions hereinafter set forth.
     WHEREAS, pursuant to that certain Contract for the Purchase and Sale of Real Estate dated _________, 2008 by and between West Plano, as Seller, and , as Purchaser (the “Contract”), Diodes has granted to West Plano a right of first offer and a right of first refusal to purchase the Property (as defined in the Contract and herein so called) with respect to the tract of land more particularly described on Exhibit A attached hereto and made a part hereof, in accordance with the terms and conditions of the Contract.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Diodes and West Plano hereby provide public notice of the right of first offer and right of first refusal to purchase the Property granted by Diodes to West Plano pursuant to the Contract. If the right of first offer and right of first refusal expire or terminate in accordance with the terms of the Contract, this Memorandum shall terminate and be null and void. Following any such termination, West Plano shall promptly after a request made by Diodes execute a termination of this Memorandum (in recordable form) if this Memorandum terminates as described above.
     Information concerning the Contract may be obtained by contacting West Plano Land Company, LP, Attention: Mark C. Allyn, 2100 Ross Avenue, Suite 400, Dallas, Texas 75201.
(SIGNATURE PAGES FOLLOW)

G-1

     Effective as of the day and year set forth above.

WEST PLANO: WEST PLANO LAND COMPANY, LP, a Delaware limited partnership

By:	West Plano Land Company — GP LLC, a Delaware limited liability company, its sole general partner

By:
Mark C. Allyn
President

THE STATE OF TEXAS COUNTY OF DALLAS	§ § §
     This instrument was acknowledged before me on _________, 2008 by Mark C. Allyn, President of West Plano Land Company — GP LLC, a Delaware limited liability company, sole general partner of West Plano Land Company, LP, a Delaware limited partnership, on behalf of said limited partnership.
_____________________________
Notary Public, State of Texas
____________________________________
My Commission Expires:

G-2

DIODES:
DIODES INCORPORATED,
a Delaware corporation

By:
Richard D. White
Sr. VP — Finance

THE STATE OF TEXAS COUNTY OF _________	§ § §
     This instrument was acknowledged before me on _________, 2008 by Richard D. White, Sr. VP — Finance of Diodes Incorporated, a Delaware corporation, on behalf of said corporation.
Notary Public in and for the State of Texas
Printed Name:
My Commission Expires:

G-3